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EXHIBIT 10.27

    [Oxboro Medical, Inc. Letterhead]

October 12, 2000

Mr. Matthew E. Bellin

Dear Matthew:

    This letter confirms our acceptance of your resignation as President at Oxboro Medical, Inc. ("Company" or "Oxboro") effective September 18, 2000, and your employment effective October 6, 2000. The purpose of this letter ("Agreement") is to set forth the specific benefits Oxboro will provide you in exchange for your agreement to the terms and conditions set forth below.

    Compensation.  We will pay you your regular biweekly paycheck of $4,615.39, subject to applicable withholding, through December 1, 2000.

    Insurance Benefits.  Pursuant to applicable state and federal law, you have the right to continue health and certain other insurance coverages by paying the monthly premiums yourself. A notice detailing your rights to continue insurance coverage under COBRA will be sent to you.

    Paid time Off (PTO).  We will pay you for your accumulated unused PTO through your last day of employment, October 6, 2000.

    Pension and 401(k).  You are entitled to the vesting of the Company's contributions made on your behalf to the Company's 401(k) as determined under the terms of the plan.

    Nonqualified Stock Options.  You have the right to exercise options as set forth below:

  a.
  Option granted February 15, 1999 for 65,000 shares of common stock, 13,000 shares of which are vested as of October 6, 2000 and may be acquired pursuant to the terms of your option agreement on or before April 6, 2001;

  b.
  Option granted February 15, 1999 for 20,000 shares of common stock, 4,000 shares of which are vested and may be acquired pursuant to the terms of your option agreement on or before January 6, 2001.

    In consideration for the benefits outlined above to which you may not otherwise have been entitled, you agree to the following:

    Consulting Services.  You agree to perform general consulting services in conducting the business and affairs of the Company upon the request of the company and as reasonable directed by the Company it its sole discretion through December 31, 2000. You will be an independent contractor, and shall not participate in, or be eligible for any pension, 401(k), bonus, health insurance, or other fringe benefit plan provided by the Company to its employees, except in accordance with continuation of coverage requirements under state of federal law because of your prior "employee" status with the Company.

    Release.  You agree to release, agree not to sue, and forever discharge Oxboro, its officers, directors, agents and employees (collectively, "Releasees") from any and all claims, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorneys' fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever that you may have against them. Through this release, you extinguish all claims against Releasees through the date on which you sign this Agreement, including but not limited to, impairment of economic opportunity, contract claims, claims for intentional infliction of emotional distress, defamation or any other tort, and all claims arising from any federal, state or municipal law or ordinance. This Release also extinguishes all potential claims of employment discrimination or any other claims, whether known or unknown, in law or equity, contract or tort, arising out of or in connection with your employment with Oxboro, or the resignation of that employment, or otherwise, and however originating or existing, from the beginning of time arising from your employment with and resignation from Oxboro specifically including all claims under the Minnesota Human Rights Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities, the Older Workers Benefit Protection Act and the Age Discrimination in Employment Act.

    You affirm that you have not caused or permitted, and to the full extent permitted by law will not cause or permit to be filed (to the extent you are able to control such filing), any charge, complaint, or action of any nature or type against Oxboro, and its successors and assigns, including but not limited to any action or proceeding raising claims arising in tort or contract, or any claims arising under federal, state or local laws, including discrimination laws.

    Consideration Period.  You have 21 days from the date you receive this Agreement to consider whether you wish to sign it. You acknowledge that if you sign this Agreement before the end of the 21 day period, it is your voluntary decision to do so, and you waive the remainder of the 21 day period.

    Recission.  You have the right to rescind this Agreement within 7 calendar days of signing this Agreement to reinstate federal claims under the Age Discrimination in Employment Act and the right to rescind within 15 calendar days your release of claims in this Agreement arising under the Minnesota Human Rights Act, Minnesota Statutes Chapter 363. In order to be effective, the rescission must

  a.
  Be in writing;

  b.
  Delivered to Kenneth W. Brimmer, Oxboro Medical, Inc., 13828 Lincoln Street N.E., Ham Lake, MN 55304 by hand or mail within the required 7 or 15 day period;

  c.
  If delivered by mail, the rescission must be postmarked within the required 7 or 15 day period, properly addressed to Kenneth W. Brimmer, and sent by certified mail, return receipt requested.

    This Agreement will be effective upon the expiration of the 15-day period without recission. You understand that if you rescind this Agreement in accordance with this, you will not receive additional consideration described herein.

    Return of all Employer Property.  You acknowledge return of all company property, including keys, credit cards, security access cards, codes, personal computers, cell phones, memoranda, data, records, notes and other information in your possession or under your control in any media form.

    Proprietary Information.  By signing this Agreement, you acknowledge and agree that you have had access in your employment with Oxboro to confidential and proprietary information of Oxboro and further acknowledge and agree that the release or disclosure of any confidential or proprietary information of Oxboro will cause Oxboro irreparable injury. Bu signing this Agreement, you acknowledge that you have not used or disclosed, and agree that you will not at any time use or disclose, directly or indirectly to any other entity or person, any confidential or proprietary information of Oxboro. For purposes of this Agreement, the term "confidential or proprietary information" shall include, but not be limited to, customer lists and information pertaining to customer lists; contact lists; and information about the personal or business affairs of Oxboro's customers, vendors, or employees.

    Confidentiality.  You also promise and agree not to disclose the contents and terms of this Agreement. You agree that the only people with whom you may discuss this confidential information are your immediate family members, your legal and financial advisors and provided they agree to keep the information confidential, or as otherwise required by law. Oxboro may disclose the terms of this Agreement to its partners, shareholders, officers and directors, outside auditors, and to employees or agents of it who have a legitimate need to know the terms of the Agreement in the course of performing their duties. Other than as set forth above, the terms of the Agreement shall not be disclosed, except pursuant to written authorization by the other party.

    Non-disparagement.  You agree that you will not disparage or defame Oxboro in any respect or make any negative comments concerning your employment relationship with Oxboro, the resignation thereof, or the matters contained in this Agreement.

    Damages.  If you breach any term of this Agreement, Oxboro will be entitled to its available legal and equitable remedies, including but not limited to suspending and recovering any and all payments made or to be made under this Agreement. If Oxboro seeks and/or obtains relief from an alleged breach of this Agreement, all of the provisions of this Agreement shall remain in full force and effect.

    No Admission.  This Agreement shall not in anyway be construed as an admission by Oxboro or you of ability or unlawful conduct whatsoever. Both Oxboro and you specifically deny any liability or unlawful conduct.

    Severability.  In the event that any provision of this Agreement is found to be illegal or unenforceable, such provision shall be severed or modified to the extent necessary to make it enforceable, and as so severed or modified, the remainder of this Agreement shall remain in full force and effect. This Agreement shall be governed and construed in accordance with laws in the state of Minnesota, other than its law dealing with conflicts of law.

    Entire Agreement.  This Agreement contains the full agreement between you and Oxboro and may not be modified, altered, or changed in any way except by written agreement signed by both parties. The parties agree that this Agreement supersedes and terminates any and all other written and oral agreements and understandings between the parties. You are not eligible for any other payment or benefits except for those expressly described in this Agreement, provided that you sign and do not rescind this Agreement.

    Acknowledgment.  By signing this Agreement, you acknowledge that you have read this Agreement, including the release of claims, and understand that the release of claims is a full and final release of all claims you may have against Oxboro and the other entities and individuals covered by the release. By signing, you also acknowledge and agree that you have entered into this Agreement knowingly and voluntarily.

    Please sign the original and copy, returning the original to me. You should keep the other copy for your records.

                      Sincerely,

                      OXBORO MEDICAL, INC.

                      /s/ KENNETH W. BRIMMER

                      Kenneth W. Brimmer
                       Chief Executive Officer

    I have read and understand and agree to the terms and conditions set forth above and have signed this Agreement dated October 12, 2000 freely, voluntarily and with full knowledge and understanding of its meaning.

Dated October 12, 2000

                      /s/ MATTHEW E. BELLIN

                      Matthew E. Bellin

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